UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Consent Solicitation Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☐	Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

DELCATH SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

ROBERT B. LADD JONATHAN A. FOLTZ MICHAEL KARPF, M.D. PAUL WILLIAM FREDERICK NICHOLLS FRED S. ZEIDMAN LADDCAP VALUE ASSOCIATES LLC LADDCAP VALUE PARTNERS LP

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LADDCAP’S CONSENT SOLICITATION HAS BEGUN. BLUE CONSENT CARDS ARE CURRENTLY BEING MAILED TO STOCKHOLDERS. DO NOT BE MISLED: YOUR VOTE COUNTS.

Delcath’s Board and Management Once Again Do Not Provide the Whole Story
to its Own Stockholders

New York, August 21, 2006--Laddcap Value Partners LP, which is currently undertaking a consent solicitation, to among other things, install a Board of Directors with the skills and experiences to successfully lead Delcath, read with interest Delcath Systems Inc.’s (Nasdaq: DCTH) press release issued Friday, August 18 with regard to its lawsuit against Laddcap. Of particular note to Laddcap, is that Delcath yet again, provided an incomplete and mischaracterized version of the facts to its own stockholders. This time, Delcath has authorized the publication of a press release that tells only part of the story and mischaracterizes an order from a Federal Court. We believe that Delcath is again attempting to divert stockholder attention with legal maneuvering in order to stifle stockholder democracy. In our opinion, it is wrong for Delcath, its management and Board to resort to these tactics to achieve its self-preservationist goal of remaining in office.

So there is no confusion, the important facts concerning the Court’s Order and Laddcap’s Consent Solicitation are as follows:

FACT:
Laddcap has filed with the Securities and Exchange Commission, on August 17, 2006, a Definitive Consent Solicitation Statement. This Definitive Consent Solicitation Statement and a Consent Card are currently being mailed to stockholders.

FACT:	Laddcap’s Consent Solicitation, to among other things, remove Delcath’s current Board from office, has begun. Your vote counts TODAY.

FACT:
We have agreed not to act upon the consents that we may receive for a limited period of time, ending no later than Tuesday, August 29, 2006. In other words, should Laddcap obtain enough written consents to remove Delcath’s Board, Laddcap will not submit those consents to the Company until later this month. In addition, there will be no public announcements regarding the outcome of the vote during this short period.

FACT:	The Washington, D.C. Federal Judge’s order does not limit in any way a stockholder’s right or ability to return a BLUE Consent Card nor affect in any way the legitimacy of a stockholder’s consent.

FACT:	Laddcap is soliciting your consents NOW, to among other things, remove Delcath’s current Board from office; SUBMIT YOUR BLUE CONSENT CARD TODAY.

The details:

On Thursday, August 17, 2006, Laddcap and Delcath appeared in a Federal court in Washington, D.C., the court in which Delcath (based in Connecticut), for some unknown reason, chose to file a litigation against Laddcap (based in New York). Laddcap had requested that the Washington, D.C. Federal court transfer the case from Washington, D.C. to either a Federal court in New York City or Connecticut, both locations that Laddcap believed were more appropriate and convenient to consider the matter. The Federal Judge in Washington, D.C. agreed with Laddcap that either of those locations was more appropriate for the matter, granted Laddcap’s request and ordered the transfer. Delcath objected to the transfer, never clearly explaining its rationale for filing suit in Washington, D.C. Since the Federal Judge ordered the transfer of the case, he did not consider the underlying merits of any of Delcath’s claims. We believe that any implication in Delcath’s press release to the contrary is a mischaracterization of the facts.

Laddcap strongly believes that the claims alleged by Delcath are without merit and Laddcap intends to fight vigorously Delcath’s attempts to use litigation to impede the will of Delcath’s stockholders.

The order entered by the Washington, D.C. Federal Judge was actually consented to by Laddcap and was an accommodation to Delcath to allow the transfer of the case from the court in Washington, D.C. to New York. The Federal Judge in Washington, D.C. was concerned that the transfer of the case might not occur immediately and wanted to preserve the status quo by preventing both sides equally from taking certain actions until a new judge is assigned to the case. As a result, Laddcap agreed, that until the earlier of (i) August 29, 2006, or (ii) five business days after a new judge is assigned to the case in New York, Laddcap would not act upon consents that it may receive (in other words, should Laddcap obtain enough written consents to remove Delcath’s Board, Laddcap will not submit those consents to Delcath until the expiration of the period mentioned above), nor make any public announcements as to the outcome of the vote until the expiration of that period. Similarly, the Court restrained Delcath from acting upon any responses it may receive in connection with its consent revocation solicitation campaign.

However, the Washington, D.C. Federal Judge’s order does not limit in any way a stockholder’s right or ability to return a BLUE Consent Card nor affect in any way the legitimacy of a stockholder’s vote. Interestingly, and omitted by Delcath, is that Delcath is subject to the identical order and the same limitations with regard to its own consent revocation solicitation.

We think a fair question for Delcath’s stockholders is why would Delcath’s management and Board authorize a press release that contains selective information about a lawsuit to which Delcath is a party. Then again, we and other stockholders have made repeated requests for disclosure about Mr. Koly’s lawsuits concerning the Rolls-Royce Owners Club without success.

In Laddcap’s opinion it is wrong for Delcath to use Delcath’s treasury to pursue this litigation (which has the effect of possibly obstructing Delcath’s stockholders democratic rights) and releasing, what we believe to be, a selective and misleading press release to its own stockholders. We think these actions by Delcath’s management and Board are yet another reason to remove Delcath’s existing Board.

CONTACT US

If anything in this press release or in other materials you may receive from us or Delcath raises any questions for you, please contact us. We believe it is important to maintain an open and on-going dialogue with stockholders. We want to hear from you, hear your views concerning Delcath and answer any questions that you may have about our proposals or the unaffiliated slate of directors. Therefore, please call, write, fax or email us your name, address, email address and number of shares of Delcath stock you held on July 27, 2006; please also include your phone number. Our contact information is set forth below or you may call our consent solicitor, The Altman Group toll free at (800) 581-5375.

PLEASE SIGN, DATE AND RETURN YOUR BLUE CONSENT CARD

If you have any questions or require any assistance in executing your written consent, please call:

The Altman Group, Inc.
1200 Wall Street West, 3rd Floor, Lyndhurst, NJ 07071
(800) 581-5375
Banks and Brokers Call Collect: (201) 806-7300

Laddcap Value Partners LP
650 Fifth Avenue, Suite 600
New York, NY 10019
(212) 259-2070
info@laddcapvalue.com

In connection with our consent solicitation, on August 17, 2006 we filed a definitive consent solicitation statement with the Securities and Exchange Commission (the “SEC”). In addition, we may file other consent solicitation materials regarding this consent solicitation. STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE CONSENT SOLICITATION STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. Definitive consent solicitation statements and BLUE consent cards are currently being mailed to Delcath stockholders. Stockholders are also able to obtain a free copy of the definitive consent solicitation statement at the SEC’s website, www.sec.gov. The definitive consent solicitation statement may also be obtained free of charge from our offices by contacting us via the contact information set forth above.